Exhibit 99.1

PRESS STATEMENT

FOR IMMEDIATE DISTRIBUTION

VIRGINIA NATIONAL BANKSHARES CORPORATION ANNOUNCES CASH DIVIDEND

Charlottesville, VA – December 14, 2021 - Virginia National Bankshares Corporation (the “Company”) (NASDAQ: VABK) announced today that on December 9, 2021, its Board of Directors declared a quarterly cash dividend of $0.30 per share to be paid on December 31, 2021 to shareholders of record as of December 20, 2021. The quarterly cash dividend represents an annual yield to shareholders of approximately 3.44% based on the closing price of the Company’s common stock on December 13, 2021.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank. The Bank has eleven banking offices throughout Fauquier and Prince William counties, four banking offices in Charlottesville and Albemarle County, and one banking office in Winchester, and offers loan, deposit and treasury management services in Richmond, Virginia. The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations, including the fiduciary services of VNB Trust and Estate Services and of TFB Trust and Estate Management. The Bank also offers, through its networking agreements with third parties, investment advisory, brokerage and other investment services under Sturman Wealth Advisors. Investment management services are offered through Masonry Capital Management, LLC, a registered investment adviser and wholly-owned subsidiary of the Company.

The Company’s common stock trades on the Nasdaq Capital Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Virginia National Bankshares Corporation Contact: Tara Y. Harrison, 434-817-8587